As filed with the United States Securities and Exchange Commission on November 9, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

GREENSKY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	82-2135346
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5565 Glenridge Connector, Suite 700
Atlanta, Georgia	30342
(Address of principal executive offices)	(Zip Code)

GREENSKY, INC. 2018 OMNIBUS INCENTIVE COMPENSATION PLAN

GREENSKY HOLDINGS, LLC EQUITY INCENTIVE PLAN

(Full title of the plans)

Steven E. Fox

Executive Vice President and Chief Legal Officer
5565 Glenridge Connector, Suite 700

Atlanta, Georgia 30342

(Name, and address of agent for service)

(678) 264-6105

(Telephone number, including area code, for agent for service)

Copies to:

Brinkley Dickerson

Paul Davis Fancher

Troutman Sanders LLP

600 Peachtree Street NE, Suite 3000

Atlanta, Georgia 30308

(404) 885-3822

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐ Accelerated filer ☐ Non-accelerated filer ☒	Smaller reporting company ☐ Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A Common Stock, par value $0.01 per share	24,000,000	(3)	$9.20	(4)	$220,800,000	(4)	$26,761
Class A Common Stock, par value $0.01 per share	15,416,933	(5)	$5.34	(6)	$82,326,423	(6)	$9,978
Total	39,416,933				$303,126,423		$36,739

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also shall cover any additional shares of the Registrant’s Class A Common Stock, par value $0.01 per share (“Class A Common Stock”) that may from time to time be offered or issued under the GreenSky, Inc. 2018 Omnibus Incentive Compensation Plan (the “2018 Incentive Compensation Plan”) or the GreenSky Holdings, LLC Equity Incentive Plan (the “Equity Incentive Plan”), as the case may be, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Class A Common Stock.

(2) Pursuant to Rule 416(c) promulgated under the Securities Act, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 2018 Incentive Compensation Plan and the Equity Incentive Plan.

(3) Represents shares of Class A Common Stock available for issuance under the 2018 Incentive Compensation Plan.

(4) Pursuant to Rule 457(h)(1) promulgated under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of the average of the high and low prices of the Class A Common Stock as reported on the NASDAQ Global Select Market on November 8, 2018.

(5) Represents shares of Class A Common Stock reserved for issuance pursuant to outstanding equity awards under the Equity Incentive Plan.

(6) Pursuant to Rule 457(h)(1) promulgated under the Securities Act, the offering price is estimated solely for the purpose of calculating the registration fee on the basis of (i) $2.85 per share, the weighted-average exercise price of the 9,393,112 shares of Class A Common Stock subject to stock option awards outstanding under the Equity Incentive Plan as of the date of this Registration Statement; (ii) the average of the high and low prices of the Class A Common Stock as reported on the NASDAQ Global Select Market on November 8, 2018 for 383,232 shares of Class A Common Stock issuable upon the vesting of restricted stock outstanding under the Equity Incentive Plan as of the date of this Registration Statement; and (iii) the average of the high and low prices of the Class A Common Stock as reported on the NASDAQ Global Select Market on November 8, 2018 for 5,640,589 shares of Class A Common Stock issuable upon the exchange of common membership interests of GreenSky Holdings, LLC outstanding under the Equity Incentive Plan as of the date of this Registration Statement.

EXPLANATORY NOTE

In January 2009, GreenSky LLC (“GSLLC”), a Georgia limited liability company, adopted the GSLLC Equity Incentive Plan (the “2009 Plan”).  GSLLC amended and restated the 2009 Plan in July 2015 (the “2015 Plan”).  In August 2017, GreenSky Holdings, LLC (“GS Holdings”), a Georgia limited liability company, became the holder of 100% of the outstanding economic interests in GSLLC and GSLLC became wholly-owned by GS Holdings.  These transactions collectively are referred to as the “2017 Reorganization.”  In connection with the 2017 Reorganization, (i) outstanding options to acquire Class A units in GSLLC were equitably adjusted and converted into options to acquire Class A units in GS Holdings and (ii) outstanding profits interests in GSLLC were equitably adjusted through an automatic exchange so that they were converted into profits interests in GS Holdings having the same general terms and conditions as the surrendered profits interests in GSLLC.  In connection with the 2017 Reorganization, GS Holdings assumed the 2015 Plan and amended and restated such plan so that it became the GreenSky Holdings, LLC Equity Incentive Plan (the “Equity Incentive Plan”).

In July 2017, GreenSky, Inc. (the “Company”) was formed as a Delaware corporation for the purpose of completing an initial public offering (“IPO”) of its Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”).  The Company completed the IPO in May 2018.

Immediately prior to the Company’s IPO, (i) the operating agreement of GS Holdings was amended and restated to, among other things, modify its capital structure by replacing the different classes of membership interests and profits interests with a single class of equity interest titled common membership interests (the “Holdco Units”); (ii) the Company issued to each of the continuing Holdings members a number of shares of the Company’s Class B Common Stock, par value $0.001 per share (the “Class B Common Stock”) equal to the number of Holdco Units held by it (other than the Holdco Units that were exchanged in connection with the IPO), for consideration in the amount of $0.001 per share of Class B Common Stock; (iii) certain Holdco Units were contributed to the Company in exchange for shares of the Company’s Class A Common Stock; (iv) options to acquire Class A units of GS Holdings outstanding under the Equity Incentive Plan were equitably adjusted to be exercisable for shares of Class A Common Stock; (v) certain profits interests outstanding under the Equity Incentive Plan were converted into Class A Common Stock, subject to the existing vesting requirements; (vi) certain profits interests outstanding under the Equity Incentive Plan were converted into Holdco Units, subject to the existing vesting requirements; and (vii) outstanding warrants to acquire Class A units of GS Holdings were equitably adjusted pursuant to their terms so that they are exercisable for Holdco Units (and an equal number of shares of Class B Common Stock).

In anticipation of the Company’s IPO, the Company adopted the 2018 Omnibus Incentive Compensation Plan (the “2018 Incentive Compensation Plan”) in April 2018.  The Company reserved a total of 24,000,000 shares of Class A Common Stock for issuance pursuant to the 2018 Incentive Compensation Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the United States Securities and Exchange Commission (the “Commission”) are incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a) the Company’s prospectus filed with the Commission on May 25, 2018, pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registration Statement on Form S-1 (File No. 333-224505);

(b) the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2018 and September 30, 2018 filed with the Commission on August 10, 2018 and November 9, 2018, respectively;

(c) the Company’s Current Reports on Form 8-K filed with the Commission on May 29, 2018 and August 7, 2018 (only with respect to Item 8.01 and the related exhibit); and

(d) the description of the Class A Common Stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on May 24, 2018 (File No. 001-38506), together with any amendment thereto filed with the Commission for the purpose of updating such description.

All reports and other documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents or reports.

For purposes of this Registration Statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or a statement contained therein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Company’s amended and restated certificate of incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide indemnification for the Company’s directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. The Company will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Company’s amended and restated certificate of incorporation and amended and restated bylaws provide that the Company will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Company’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Company against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Company has entered into separate indemnification agreements with each of its directors and certain officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to the Company if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Company’s amended and restated certificate of incorporation and amended and restated bylaws.

The Company maintains a general liability insurance policy that covers certain liabilities of directors and officers of the corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Index to Exhibits appearing elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included on a post-effective amendment by those paragraphs is contained in periodic reports filed by or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
4.1	Amended and Restated Certificate of Incorporation of GreenSky, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 8-K (File No. 001-38506) filed on May 29, 2018)

4.2	Amended and Restated Bylaws of GreenSky, Inc. (incorporated herein by reference to Exhibit 3.2 to the Company’s Form 8-K (File No. 001-38506) filed on May 29, 2018)

4.3

Specimen Stock Certificate for shares of Class A Common Stock of GreenSky, Inc. (incorporated herein by reference to Exhibit 4.1 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-224505) filed on May 7, 2018)

5.1*	Opinion of Troutman Sanders LLP

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of PricewaterhouseCoopers LLP

23.3*	Consent of Troutman Sanders LLP (included in Exhibit 5.1)

24.1*	Powers of Attorney (included on the signature page of the Registration Statement)

99.1	GreenSky, Inc. 2018 Omnibus Incentive Compensation Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Form 10-Q (File No. 001-38506) filed on August 10, 2018)

99.2

GreenSky Holdings, LLC Equity Incentive Plan (incorporated herein by reference to Exhibit 10.23 to Amendment No. 1 to the Company’s Registration Statement on Form S-1 (File No. 333-224505) filed on May 7, 2018)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Atlanta, State of Georgia on November 9, 2018.

GREENSKY, INC.

By:	/s/ David Zalik
Name:	David Zalik
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert Partlow and Steven E. Fox, and each of them, as his true and lawful attorney-in-fact and agent with full power of substitution, for him in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact, proxy, and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David Zalik	Chief Executive Officer and Chairman of the Board of Directors	November 9, 2018
David Zalik	(Principal Executive Officer)

/s/ Robert Partlow	Executive Vice President and Chief Financial Officer	November 9, 2018
Robert Partlow	(Principal Financial and Accounting Officer)

/s/ Joel Babbit	Director	November 9, 2018
Joel Babbit

/s/ Gerald Benjamin	Director	November 9, 2018
Gerald Benjamin

/s/ John Flynn	Director	November 9, 2018
John Flynn

Director
Gregg Freishtat

/s/ Nigel Morris	Director	November 9, 2018
Nigel Morris

/s/ Robert Sheft	Director	November 9, 2018
Robert Sheft